CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #72 to the Registration Statement on Form N-1A of American Pension Investors Trust and to the use of our report dated March 30, 2017 on the financial statements and financial highlights of Yorktown Growth Fund (formerly API Growth Fund), Yorktown Capital Income Fund (formerly API Capital Income Fund), Yorktown Short Term Bond Fund (formerly API Short Term Bond Fund), Yorktown Multi-Asset Income Fund (formerly API Multi-Asset Income Fund), Yorktown Master Allocation Fund (formerly API Master Allocation Fund), Yorktown Small Cap Fund and Yorktown Mid Cap Fund, each a series of American Pension Investors Trust. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

May 31, 2017